Exhibit 5.1

Statoil ASA
Forusbeen 50
N-4035 Stavanger
Norway

Statoil Petroleum AS
Forusbeen 50
N-4035 Stavanger
Norway

November 17, 2011

Ladies and Gentlemen:

I have acted as Vice President Legal Corporate of Statoil ASA, a corporation existing under the Norwegian Public Companies Act (the “Company”) and Statoil Petroleum AS, a corporation existing under the Norwegian Companies Act and a wholly-owned subsidiary of the Company (the “Guarantor”) in connection with the registration under the Securities Act of 1933 (the “Act”) of $650,000,000 in aggregate principal amount of 1.800% Notes due 2016, $750,000,000 in aggregate principal amount of 3.150% Notes due 2022 and $350,000,000 in aggregate principal amount of 4.250% Notes due 2041 (the “Debt Securities”) of the Company, and the related guarantees (the “Guarantees”) by the Guarantor.  I am delivering this opinion pursuant to the requirements of Form F-3.

In connection with my opinion, I have examined such corporate records, certificates and other documents and such questions of law as I have deemed necessary or appropriate for purposes of this opinion.

Based upon and subject to the foregoing, I am of the opinion that:

(a)	the Company has been duly incorporated and is validly existing as a public limited company (allmennaksjeselskap) under the laws of the Kingdom of Norway;

(b)	the Guarantor has been duly incorporated and is validly existing as a limited company (aksjeselskap) under the laws of the Kingdom of Norway; and

(c)
when the Debt Securities have been duly executed, authenticated and issued and delivered, and the Guarantees have been duly executed, issued and delivered, the Debt Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The opinions expressed herein are limited to questions arising under the laws of the Kingdom of Norway as they stand and have been interpreted in published case law of the courts in the Kingdom of Norway as of the date hereof, and I have not investigated the laws of any jurisdiction other than the Kingdom of Norway and I do not express or imply an opinion on the laws of any jurisdiction other than the Kingdom of Norway.

This opinion is furnished to you solely for your benefit and may not be used or relied upon by or published or communicated to any other person or entity for any purpose whatsoever without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees on Form 6-K and to the references to the Vice President Legal Corporate under the caption “Validity of Securities” in the prospectus supplement dated November 16, 2011, which supplements the prospectus dated May 26, 2010.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required within Section 7 of the Act.

Very truly yours,

/s/ Siv Helen Rygh Torstensen
Siv Helen Rygh Torstensen
Vice President Legal Corporate